For Immediate Release

Vishay Precision Group Reports Full Year Fiscal 2013 and Fourth Quarter Results

Net revenues up 22.0% year over year for the fourth quarter and up 10.4% for the fiscal year. Fourth quarter cash generated from operations of $8.4 million and free cash flow was $5.6 million.*

MALVERN, Pa. (February 12, 2014) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced its fiscal 2013 and fourth quarter results ended December 31, 2013.

Ziv Shoshani, VPG’s chief executive officer, said, “Net revenues of $62.2 million came in at the mid-level of our guidance. Consolidated adjusted gross margin improved to 37.8% in the fourth quarter of 2013 compared to 34.4% in the fourth quarter of 2012. I was encouraged that sales were strong sequentially and on a year-over-year basis. We also experienced a very strong quarter for cash generated from operations and free cash flow.”*

Mr. Shoshani added, “Our business environment is encouraging, as this has been the fourth quarter in a row with a book-to-bill ratio of 1.04, excluding KELK. Even including the KELK business, which is project driven, our book-to-bill ratio in the fourth quarter was 1.00.”

Net revenues for the fourth quarter of 2013 were $62.2 million, representing a 22.0% increase from $51.0 million of net revenues for the comparable prior year period. Net revenues for the year ended December 31, 2013 were $240.3 million, representing a 10.4% increase from the $217.6 million of net revenues for the prior year. Comparing sequential results, net revenues for the fourth quarter of 2013 increased by $4.5 million, or 7.8%, from $57.7 million in the third quarter of 2013.

GAAP net earnings attributable to VPG stockholders for the fourth quarter of 2013 were $1.1 million or $0.08 per diluted share, compared to GAAP net earnings attributable to VPG stockholders for the fourth quarter of 2012 of $5.2 million, or $0.37 per diluted share. GAAP net earnings attributable to VPG stockholders for the 2013 fiscal year were $4.3 million, or $0.31 per diluted share compared to $11.7 million, or $0.84 per diluted share for the prior fiscal year.

GAAP net earnings attributable to VPG stockholders for the fourth quarter of 2013 include approximately $0.5 million of KELK acquisition purchase accounting adjustments which impacted costs of products sold, $0.04 million of acquisition costs, $0.05 million of restructuring costs, and the impact of $0.9 million of tax discrete items which affect comparability, as listed on the attached reconciliation table. Adjusted net earnings attributable to VPG stockholders for the fourth quarter of 2013 were $2.5 million or $0.18 per diluted share, compared to $2.0 million, or $0.15 per diluted share for the comparable prior year period. Additionally, the overall impact of foreign exchange rates for the fourth quarter of 2013 as compared to the prior year period had a negative impact to pretax income of $562,000, or $0.03 per diluted share.

GAAP net earnings attributable to VPG stockholders for the 2013 fiscal year include approximately $4.9 million of KELK acquisition purchase accounting adjustments which impacted costs of products sold, $0.8 million of acquisition costs, $0.5 million of restructuring costs, and the impact of $0.2 million of tax discrete items, which affect comparability, as listed on the attached reconciliation table. Adjusted net earnings attributable to VPG stockholders for the 2013 fiscal year were $8.6 million, or $0.62 per diluted share compared to $8.6 million, or $0.62 per diluted share for the 2012 fiscal year. The overall impact of foreign exchange rates for the 2013 fiscal year as compared to the prior year had a negative impact to pretax income of $2.9 million, or $0.15 per diluted share.

Segments

The Foil Technology Products segment revenues were $25.7 million in the fourth quarter of 2013, up $1.2 million, or 5.0%, from $24.5 million in the fourth quarter last year, and up $3.3 million or 14.7% from $22.4 million in the third quarter of 2013. The gross margin for the segment was flat, at 40.5% for the fourth quarter of 2013 compared to 40.6% in the fourth quarter last year and increased from 36.7% in the third quarter of 2013. Despite the increase in revenues compared to the fourth quarter of 2012, the gross margin remains constant primarily due to unfavorable foreign exchange rates and additional temporary costs to support the enterprise resource planning system. The sequential increase in gross margin is due to higher volume.

The Force Sensors segment revenues were $16.0 million in the fourth quarter of 2013, up $0.5 million, or 3.0%, from $15.5 million in the fourth quarter last year, and down $0.4 million, or 2.6%, from $16.4 million in the third quarter of 2013. The gross margin for the segment was 21.5% in the fourth quarter of 2013 versus 22.5% in the fourth quarter of 2012 and 17.6% in the third quarter of 2013. The year-over-year decrease in gross margin is primarily due to unfavorable product mix and wage increases, offset by favorable foreign exchange rates. The sequential increase in gross margin is mainly due to cost reduction savings and favorable foreign exchange rates.

The Weighing and Control Systems segment revenues increased to $20.5 million in the fourth quarter of 2013, up $9.5 million, or 86.8%, from $11.0 million in the fourth quarter last year, and up $1.6 million, or 8.6%, from $18.9 million in the third quarter of 2013. The gross margin for the segment was 44.9% (47.1% excluding the KELK acquisition purchase accounting adjustments of $0.5 million) in the fourth quarter of 2013 versus 37.6% in the fourth quarter of 2012 and 43.0% (47.8% excluding the KELK acquisition purchase accounting adjustments of $0.9 million) in the third quarter of 2013. The year-over-year increase in adjusted gross margin is primarily due to the inclusion of KELK results in the segment. Despite the increase in revenues compared to the third quarter of 2013, the sequential adjusted gross margin decrease is due to unfavorable product mix.

Outlook

Mr. Shoshani concluded, “We expect net revenues in the range of $59 million to $64 million for the first quarter of 2014.”

* Note: Free cash flow is defined as the amount of cash generated from operations ($8.4 million for the fourth fiscal quarter of 2013), in excess of our capital expenditures ($2.8 million for the fourth fiscal quarter of 2013) and net of proceeds, if any, for the sale of assets (none in the fourth fiscal quarter of 2013).

Conference Call and Webcast

A conference call will be held today at 10:00 a.m. EST (9:00 a.m. CST). To access the conference call, interested parties may call 888-317-6016 or internationally 412-317-6016, or log on to the investor relations page of the VPG website at http://ir.vishaypg.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally 412-317-6016 and using the conference number: 10039139. The replay will also be available on the investor relations page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Vishay Precision Group, Inc.
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
Wendy.wilson@vishaypg.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts

	Fiscal quarter ended
	December 31,	December 31,
	2013	2012
Net revenues	$62,248	$51,010
Costs of products sold	39,165	33,448
Gross profit	23,083	17,562
Gross margin	37.1%	34.4%
Selling, general, and administrative expenses	19,674	15,743
Acquisition costs	42	275
Restructuring costs	51	-
Operating income	3,316	1,544
Operating margin	5.3%	3.0%
Other income (expense):
Interest expense	(251)	(50)
Other	(506)	(316)
Total other income (expense) - net	(757)	(366)
Income before taxes	2,559	1,178
Income tax (benefit) expense	1,393	(4,036)
Net earnings	1,166	5,214

Less: net earnings attributable to noncontrolling interests	38	49
Net earnings attributable to VPG stockholders	$1,128	$5,165

Basic earnings per share attributable to VPG stockholders	$0.08	$0.39

Diluted earnings per share attributable to VPG stockholders	$0.08	$0.37

Weighted average shares outstanding - basic	13,737	13,371

Weighted average shares outstanding - diluted	13,955	13,912

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31,	December 31,
	2013 (1)	2012
Net revenues	$240,275	$217,616
Costs of products sold	156,420	142,584
Gross profit	83,855	75,032
Gross margin	34.9%	34.5%
Selling, general, and administrative expenses	74,521	63,666
Acquisition costs	794	275
Restructuring costs	538	-
Operating income	8,002	11,091
Operating margin	3.3%	5.1%
Other income (expense):
Interest expense	(1,022)	(266)
Other	(1,579)	(301)
Total other income (expense) - net	(2,601)	(567)
Income before taxes	5,401	10,524
Income tax (benefit) expense	1,054	(1,240)
Net earnings	4,347	11,764

Less: net earnings attributable to noncontrolling interests	56	73
Net earnings attributable to VPG stockholders	$4,291	$11,691

Basic earnings per share attributable to VPG stockholders	$0.32	$0.87

Diluted earnings per share attributable to VPG stockholders	$0.31	$0.84

Weighted average shares outstanding - basic	13,563	13,367

Weighted average shares outstanding - diluted	13,944	13,889

(1) During the second quarter of 2013, the Company recorded purchase accounting adjustments associated with the KELK acquisition. An impact of these adjustments was an increase in the costs of products sold of $1.2 million during the first quarter of 2013, therefore, the first quarter 2013 operating results were recast to reflect these adjustments. The recast net earnings attributable to VPG stockholders for the fiscal quarter ended March 30, 2013 were $0.4 million, or $0.03 per diluted share.

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	December 31,	December 31,
	2013	2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$72,785	$93,881
Accounts receivable, net	40,500	28,766
Inventories, net	54,973	49,389
Deferred income taxes	4,784	4,258
Prepaid expenses and other current assets	10,500	9,572
Total current assets	183,542	185,866

Property and equipment, net	49,323	52,092
Goodwill	18,880	-
Intangible assets, net	22,458	8,009
Other assets	17,901	17,206
Total assets	$292,104	$263,173

Liabilities and equity
Current liabilities:
Trade accounts payable	$10,258	$9,190
Payroll and related expenses	15,016	12,831
Other accrued expenses	15,814	8,499
Income taxes	615	1,425
Current portion of long-term debt	4,137	167
Total current liabilities	45,840	32,112

Long-term debt, less current portion	22,936	11,154
Deferred income taxes	1,259	1,831
Other liabilities	7,738	7,433
Accrued pension and other postretirement costs	10,780	13,835
Total liabilities	88,553	66,365

Commitments and contingencies

Equity:
Common stock	1,271	1,235
Class B convertible common stock	103	103
Capital in excess of par value	188,424	181,938
Retained earnings	32,647	28,356
Accumulated other comprehensive income (loss)	(19,027)	(14,983)
Total Vishay Precision Group, Inc. stockholders' equity	203,418	196,649
Noncontrolling interests	133	159
Total equity	203,551	196,808
Total liabilities and equity	$292,104	$263,173

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Years ended
	December 31,	December 31,
	2013	2012
Operating activities:
Net earnings	$4,347	$11,764
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	11,990	11,661
Loss on disposal of property and equipment	41	158
Share-based compensation expense	743	1,170
Inventory write-offs for obsolescence	951	1,444
Other	(2,212)	(5,122)
Changes in operating assets and liabilities	(1,263)	19
Net cash provided by operating activities	14,597	21,094

Investing activities:
Capital expenditures	(6,748)	(8,322)
Proceeds from sale of property and equipment	81	360
Purchase of business	(48,919)	-
Net cash used in investing activities	(55,586)	(7,962)

Financing activities:
Proceeds from long-term debt	25,000	-
Principal payments on long-term debt and capital lease obligations	(3,148)	(181)
Debt issuance costs	(384)	-
Distributions to noncontrolling interests	(82)	(67)
Net cash provided by (used in) financing activities	21,386	(248)
Effect of exchange rate changes on cash and cash equivalents	(1,493)	169

(Decrease) increase in cash and cash equivalents	(21,096)	13,053

Cash and cash equivalents at beginning of period	93,881	80,828
Cash and cash equivalents at end of period	$72,785	$93,881

Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$5,861	$-

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended		Years ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
GAAP net earnings attributable to VPG stockholders	$1,128	$5,165	$4,291	$11,691

Reconciling items affecting operating margin

Acquisition purchase accounting adjustments	454	-	4,855	-

Acquisition costs	42	275	794	275
Restructuring costs	51	-	538	-

Reconciling items affecting tax expenses (benefit)
Tax effect of purchase accounting adjustments,
acquisition cost adjustments, restructuring cost
adjustments, and discrete tax items	(792)	3,396	1,851	3,396

Adjusted net earnings	$2,467	$2,044	$8,627	$8,570

Weighted average shares outstanding - diluted	13,955	13,912	13,944	13,889

Adjusted net earnings per diluted share	$0.18	$0.15	$0.62	$0.62

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Years ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Gross profit	$23,083	$17,562	$83,855	$75,032
Gross margin	37.1%	34.4%	34.9%	34.5%

Reconciling items affecting gross margin
Acquisition purchase accounting adjustments	454	-	4,855	-

Adjusted gross profit	$23,537	$17,562	$88,710	$75,032
Adjusted gross margin	37.8%	34.4%	36.9%	34.5%